Letter Agreement

August 27, 2013

Russell Fund Services Company

1301 Second Avenue

18th Floor Seattle

Washington 98101

Re:	Amended and Restated Administrative Agreement - Section 6.A Compensation of the Manager

This letter agreement amends the Amended and Restated Administrative Agreement, dated January 1, 2008, between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC” or the “Manager”), as amended (the “Agreement”). In order to consolidate prior amendments to Section 6.A. of the Agreement, RIC and RFSC desire to amend and restate Section 6.A of the Agreement as follows:

6.	Compensation of the Manager.

A.	As consideration for the Manager’s services to the Sub-Trusts, listed below, the Manager shall receive from each of the Sub-Trusts, except the LifePoints Funds Target Date Series 2015 Strategy, 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy and In Retirement Funds (the “Target Date Funds”), an annual management fee, accrued daily at the rate of 1/365th of the applicable management fee on each day and payable monthly. The applicable management fee will be based upon Russell Investment Company average daily net assets (not individual Sub-Trust daily net assets), excluding the Target Date Funds, whereby each tier of Russell Investment Company average daily net assets has a different basis point fee as set forth below.

Fee Schedule
Russell Investment Company Tiers of Average Daily Net Assets* (in billions of USD)	Fee in Basis Points
First $25 ($0 to $25)	5.00
Next $10 (>$25 to $35)	4.75
Next $10 (>$35 to $45)	4.50
Next $10 (>$45 to $55)	4.00
Greater than $55	3.50

*	Excluding Target Date Funds average daily net assets

As consideration for the Manager’s services to the Target Date Funds, the Manager shall receive from each of the Target Date Funds an annual management fee of 0.00% of the average daily net assets of each such Sub-Trust.

Sub-Trusts

Russell Short Duration Bond Fund

Russell Tax Exempt Bond Fund

Russell Global Real Estate Securities Fund

Russell Global Equity Fund

Russell Emerging Markets Fund

Russell U.S. Core Equity Fund

Russell U.S. Small Cap Equity Fund

Russell U.S. Defensive Equity Fund

Russell International Developed Markets Fund

Russell Investment Grade Bond Fund

Russell Strategic Bond Fund

Russell Tax-Managed U.S. Large Cap Fund

Russell Commodity Strategies Fund

Russell Global Opportunistic Credit Fund

Russell Global Infrastructure Fund

Russell Multi-Strategy Alternative Fund

Russell U.S. Strategic Equity Fund

Russell U.S. Large Cap Equity Fund

Russell U.S. Mid Cap Equity Fund

Russell Tax-Managed U.S. Mid & Small Cap Fund

Russell U.S. Dynamic Equity Fund

Russell Strategic Call Overwriting Fund

Conservative Strategy

Balanced Strategy

Moderate Strategy

Growth Strategy

Equity Growth Strategy

2015 Strategy

2020 Strategy

2025 Strategy

2030 Strategy

2035 Strategy

2040 Strategy

2045 Strategy

2050 Strategy

2055 Strategy

In Retirement

2017 Retirement Distribution – A Shares

2017 Retirement Distribution – S Shares

If this agreement is acceptable to you, please sign below to indicate your acceptance and agreement.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted and Agreed:

RUSSELL FUND SERVICES COMPANY

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President and Chief Executive Officer